CONTACT:	Brian Ashley (248) 651-5561
DATE:	July 1, 2005
FOR IMMEDIATE RELEASE

COMMUNITY PLUS COMPLETES MERGER

ROCHERSTER HILLS, Mich. -- Following regulatory approval and overwhelming support by its members, Community Plus Saving Bank has successfully completed its merger with Wisconsin-based Citizens Community Federal.

Community Plus, founded in 1954, had total assets of $46.1 million as of March 31, 2005, and currently operates full-service banking offices located in Rochester Hills and Lake Orion.

"The benefits associated with partnering with Citizens Community Federal represent the best of two worlds," said Brian Ashley, president and CEO of Community Plus. "We preserve our current identity and maintain all of the services that have made Community Plus so special.

"At the same time, the financial strength of Citizens Community Federal and the resources it provides will make new products and services available to our customers. In the end, we're a far stronger institution--one that's better positioned to compete long into the future."

Citizens Community Federal, established in 1938, is a federally chartered stock savings bank based in Eau Claire, Wisc.  With over 20,000 members and assets totaling more than $178 million, Citizens operates branches in Minnesota and Wisconsin.

Bauer Financial, a national rating service based in Coral Gables, Florida, has awarded Citizens Community Federal with its highest "Five-Star"or "superior"rating.

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